GKIG and NPI Sign Product Licensing Letter of Intent

HOUSTON, TEXAS, October 2, 2003....GK Intelligent Systems, Inc. (OTCBB: GKIG)
announced that on October 1, 2003 it signed a letter of intent with NPI Management Group, Inc. (NPI) granting NPI exclusive global marketing rights to GKIG's award winning software product, "Around the Web in 80 Minutes" in a move designed to create near-term revenue for the company. NPI is a private management company based in Austin, Texas specializing in marketing products internationally.

"Around the Web in 80 Minutes" targets the vast market of those desiring to learn how to use the Internet. The product was well-received in the marketplace. Approximately thirty thousand copies were sold retail during the short time it was offered. GKIG and the product were selected "best new technology", "best retail marketing strategy" and "best overall for show" at the Retail XChange conference in February, 1999. "Around the Web In 80 Minutes" was distributed internationally by three of the largest software distributors in America.

"Around the Web In 80 Minutes" has received national acclaim from retailers and distributors" said Gary Kimmons, GKIG President and CEO. "This agreement will allow us to leverage the product's prior reputation, and NPI's international market connections to generate near-term revenue."

GK Intelligent Systems is a rapidly emerging developer, provider and licensor of proprietary "intelligent" software technology products and supporting technologies designed to personalize nationally-branded products and services, with the objective of improving profitability and fostering higher levels of customer satisfaction and brand loyalty.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact Deanna Slater at (713) 972-1454.

Visit the GKIS Website at:  http://www.gkis.com/